99.2 Transcript of conference call.

RadNet, Inc.

Fourth Quarter Financial Results Conference Call

March 12, 2013

Operator: Good day, everyone, and welcome to today’s RadNet Incorporated Fourth Quarter 2012 Financial Results conference. As a reminder, today’s call is being recorded.

At this time, I would like to turn the conference over to your host for today, Mr. Mark Stolper, Executive Vice President and Chief Financial Officer. Please go ahead, sir.

Mark Stolper: Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s fourth quarter and full year 2012 financial results.

Before we begin, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generation patient referrals and contracts with radiology practices, recruiting and retaining radiologists and technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based upon management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31st, 2012, to be filed shortly.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the day they were made or to reflect the occurrence of unanticipated events.

And with that, I’d like to turn the call over to Dr. Berger, President and Chief Executive Officer of RadNet.

Dr. Howard Berger: Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark Stolper and I plan to provide you with highlights from our fourth quarter and full year 2012 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

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Despite our performance in the fourth quarter, which we will discuss in significant detail on this call, I am very pleased with what we accomplished in 2012 and how it positions us for the future. In my discussion, I’ll divide these accomplishments into three main areas, all of which will have impacts in shaping 2013 and beyond. These three categories of accomplishment I’ll touch upon include, one, important strategic acquisitions and partnerships; two, ongoing information technology initiatives; and three, private payor reimbursement initiatives. Let’s begin with acquisitions.

As some of you may have seen, on December 31st, we acquired Lenox Hill Radiology, which is the largest non-hospital based outpatient imaging center company in Manhattan. Lenox Hill has been an operator in the New York City market for 25 years. The cluster of centers includes its flagship Lenox Hill Radiology multi-modality facility at 61 East 77th Street, between Park and Madison Avenues. Lenox Hill also owns and operates multi-modality facilities at 2002 East 70th Street, Regency Medical Imaging, and 240 Madison Avenue, Madison Avenue Medical Imaging, as well as several satellite routine imaging facilities throughout Manhattan. In addition to its wholly-owned facilities, Lenox Hill has an interest in Park West Radiology at 315 West 57th Street, near Columbus Circle, and several outsourced businesses and professional reading (ph) arrangements in Staten Island, the Bronx and Long Beach, New York. We’ve subsequently purchased a controlling interest in Park West Radiology and, additionally, acquired the assets of the multi-modality center in Manhattan, to be branded Lenox Hill Radiology on—at 130 West 79th Street. The Lenox Hill operations should add approximately $40 million of revenue to RadNet in 2013.

After spending significant time during due diligence with these assets and having a couple of months of operating in this market behind us, we are extremely excited about the Manhattan marketplace. We believe there are numerous other expansion opportunities within Manhattan that will make RadNet the formidable outpatient alternative to the big, expensive hospital systems that exist in Manhattan. The talent and reputation of the operating team and physician group associated with Lenox Hill give us great confidence that we chose the right platform from which to grow this new core market. Establishing a powerful presence in Manhattan also fills a hole in our New York Tristate area geographically, which will allow us to service a larger portion of the patients associated with the regional payors with whom we currently do business.

Also during 2012, we furthered our relationship with the Barnabas Health System. The joint ventures will contribute financially to RadNet in 2013 on several fronts. We opened our first joint venture owned facility with Barnabas in Cedar Knolls, New Jersey. It became operational with most of its large—with the larger New Jersey insurance networks in February. We are also constructing a second joint venture location in Randolph, New Jersey, which should come online at the end of the second quarter of 2013. We will also be commencing in 2013 a management contract with the progressive imaging center at Barnabas’ Clear Moss Medical Center (ph) in Bellevue, New Jersey. Lastly, we will be performing utilization management services for Barnabas Health’s approximately 28,000 employees and dependents with respect to their diagnostic imaging needs, and we’re providing these employees with a network of facilities in New Jersey and the Greater Tristate Area, which they may visit.

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Also during 2012, we acquired West Coast Radiology, one of the largest diagnostic imaging groups in Orange County, California. The five West Coast Radiology centers significantly strengthen our position in Orange County, California. Not only did the West Coast Radiology sites broaden our footprint in Orange County, but they also enhanced our physician capabilities in that region. West Coast Radiology has successfully nurtured close relationships with several independent practice associations and other medical groups with whom they contract in Orange County, representing future expansion opportunities for RadNet.

Market expanding acquisitions such as Lenox Hill Radiology and West Coast Radiology and the Barnabas partnership will continue to be an important part of RadNet’s strategy in 2013 and beyond. Acquisitions in health system partnerships serve several purposes. First, these expansions give us a larger leverage with respect to private payor pricing negotiations; second, they bring unique contracting opportunities with payors, capitated medical groups and other network contractors; and finally, these acquisitions and partnerships bring both growth and cost savings, important features within an industry whose utilization is being impacted by a weak broader economy and where Medicare and private payor pricing continues under pressure.

The second accomplishments in 2012 I will discuss in our continuing efforts and progress on the information technology side of our business. We have begun to allot our voice recognition transcription solution to our facilities across our networks. We expect to have most, if not all, of our regional operations using voice recognition by the end of the second quarter of 2013. We have seen both significant productivity gains and faster turnaround times for reports in the regions and centers that have already adopted this technology, and as a result, we have been able to reduce internal transcription costs and the amount of work we currently send to externally outsourced transcription companies, both domestic and offshore. Thus, we expect to continue to reduce cost from this integration throughout the year.

As important as the cost savings are to the—with the benefits of voice recognition, our ability to give access to our radiology reports more quickly to our referring physician communities also is paramount. In centers where we’ve successfully integrated voice recognition transcription, we’ve reduced report turnaround time by as much as six to 12 hours. The result is that our referrers receive better service and are likely to use RadNet as its imaging provider in the future. These type of initiatives differentiate us from our competition.

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On the eRAD RIS and PACS side of our IT initiatives, we continue to roll out these systems across our networks. We have completed the integration of these systems throughout a significant number of our Maryland centers, which—particularly related to the American Radiology subsidiary of the CML acquisition which we acquired towards the end of 2011. Like voice recognition transcription, one of the key motivators that we saw (ph) in these systems at our locations is cost savings. Because the eRAD RIS and PACS have efficient outpatient workflow capabilities, we are able to operate our centers with greater efficiency and precision. By adopting our own eRAD solutions, we also discontinued payments that we made to several current third party vendors who currently provide us with similar solutions. Furthermore, we are integrating our RADAR critical test reporting solutions which will greatly improve our communication with our referring physicians and patients, particularly around critical radiology findings that warrant immediate attention.

Finally, many of you recall that our eRAD RIS system was certified by the appropriate designated body to qualify for meaningful use standards which bring with it opportunities for eRAD users, including RadNet, to qualify for federal stimulus money and/or to avoid future economic sanctions several years from now. One of our subsidiaries has already received meaningful use money and we expect to enjoy more stimulus money over the next several years as we integrate our systems and qualify our physicians under that program. Thus, all of the IT initiatives will have significant impact on our business and our service offerings in 2013 and beyond.

The last accomplishment I’d like to discuss is our private payor pricing initiatives. During 2012, we managed to improve our reimbursement profile with several private payors, which was made possible by our geographic clustering approach. We received rate increases as a result of negotiations we initiated with several significant east coast private health plans. These rate increases will mitigate the effects of Medicare cuts that went into place on January 1st as part of the 2013 Medicare fee schedule Final Rule passed in November of last year. Although we do not comment publicly on the names of the specific payors with whom we are in negotiations, we can tell you that the successful rate increases are the result of our dense market concentration strategy and the importance we have to regional players relative to our imaging—relative to other imaging players in our markets.

This is the first time in our Company’s history that we have been successful in negotiating well-deserved increases for the important role we play in the healthcare delivery system. We believe that payors are beginning to recognize the value we bring, particularly as it relates to our significant cost and service advantage relative to outpatient hospital imaging departments. Although we have yet to achieve the geographic concentration and presence we desire in all our core markets, these recent rate increases are illustrative of the wisdom of our overall strategy.

Still, we have challenges in front of us as we must overcome reimbursement obstacles from government and private payors, utilization pressure and uncertain health reform. However, we continue to believe these challenges create further opportunities for RadNet to separate itself from other industry competitors and participants. Although it hasn’t been easy, we’ve adopted what many believe to be the most important strategy that works in our industry. We remain committed to our focus on scale, geographic clustering and multi-modality approach. The dislocation in our industry has provided us a runway to grow our business, consolidate weaker industry players and partner with large health systems and other healthcare institutions in the future.

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At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our fourth quarter and full year 2012 performance. When he is finished, I will make some closing remarks.

Mark Stolper: Thank you, Howard. I’m now going to briefly review our fourth quarter and full year 2012 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our fourth quarter and full year performance. Lastly, I will provide 2013 financial guidance levels.

In my discussion, I will use the term ‘adjusted EBITDA’, which is a non-GAAP financial measure. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the sale of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation. Adjusted EBITDA includes equity and earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taken place during the period. A full quantitative reconciliation of adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our fourth quarter and full year 2012 results. I’ll begin with the 2012 fourth quarter results. For the three months ended December 31st, 2012, RadNet reported revenue and adjusted EBITDA of $165.8 million and $24.5 million, respectively. Revenue increased $4.4 million or 2.7% over the prior year same quarter and adjusted EBITDA decreased $7.8 million or 24.2% over the prior year same quarter. Our fourth quarter performance was significantly hampered by non-recurring events.

First, we estimate that we incurred approximately a $3.5 million negative impact from down time of our northeastern facilities and loss of business from Hurricane Sandy. We had numerous site closures, most of which were the result of lost electrical power in the Tristate New York area. Although we were successful in getting many of these sites online quickly, our normal referral patterns were impacted for days and weeks afterwards, depending upon the center. Many of our patients faced loss of power at their homes or workplaces, gasoline was being rationed or conserved and there was a general reprioritization away from non-emergent medical procedures such as imaging during the aftermath of the storm. The result was that available scanning slots were simply lost during the quarter. We are happy to report that all of our facilities in the northeast are in full operational condition and all damage or other issues we faced have been repaired.

Second, during the quarter, we estimate that we incurred a negative impact of approximately $1.5 million from two additional work days affected by Christmas and New Year’s holidays in this year’s fourth quarter relative to the same quarter in 2011. Christmas and New Year’s fell on Tuesday in this year’s fourth quarter, and as a result, in addition to our sites being closed on those Tuesdays, the preceding two Mondays were effectively lost to vacations and extraordinary light scheduling. The corresponding quarter in 2011 contained both these holidays on Sunday, rendering only the subsequent Mondays to be lost.

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Third, we were unable to recognize approximately $1.5 million of negotiated future payments from private payors for underpayments on 2012 services. Many of these underpayments relate to the successful retroactive renegotiation of certain procedure codes, most notably our reimbursement related to the CT of the abdomen/pelvis bundled code which was introduced in 2011. These retroactive payments will be attached to future services we provide to these payors in 2013. As a result, per generally accepted accounting principles, we will recognize throughout 2013 this compensation for 2012 services rendered.

Fourth, we elected to incur, during the fourth quarter of 2012, approximately $1 million of salary expense paid in lieu of future salary increases. Adjusting for all of these non-recurring fourth quarter events, adjusted EBITDA would have been $32 million. This would place the quarter in line with our 2011’s fourth quarter results.

As one would predict, the effects of Hurricane Sandy and the loss of two additional work days around the holiday caused same-center procedural volumes in the quarter to decline by 4.1%. For the fourth quarter of 2012 as compared with the prior year’s fourth quarter, aggregate MRI volume increased 1.5%, CT volume increased 1% and PET/CT volume increased 8.3%. Overall volume, taking into account routine imaging exams, inclusive of X-ray, ultrasound, mammography and other exams, decreased 0.5% over the prior year’s fourth quarter. In the fourth quarter of 2012, we performed 1,014,556 total procedures. The procedures were consistent with our multi-modality approach, whereby 77.4% of all the work we did by volume was from routine imaging. Our procedures in the fourth quarter of 2012 were as follows: 127,561 MRIs as compared with 125,675 MRIs in the fourth quarter of 2011; 95,342 CTs as compared with 94,374 CTs in the fourth quarter of 2011; 5,944 PET/CTs as compared with 5,101 PET/CTs in the fourth quarter of 2011; and 785,709 routine imaging exams, which include nuclear medicine, ultrasound, mammography, X-ray and all other exams, as compared with 794,590 of all these exams in the fourth quarter of 2011.

Net income for the fourth quarter of 2012 was $56.6 million, or $1.42 per share, compared to net income of $4.5 million, or $0.12 per share, reported for the three-month period ended December 31st, 2011. These numbers are based upon a weighted average number of shares outstanding of 39.8 million and 38.1 million for these periods in 2012 and 2011, respectively.

During the year, we recorded an income tax benefit of $59.9 million, primarily related to the reversal of a valuation allowance against our deferred tax assets reported in the fourth quarter. We considered all evidence available when determining whether deferred tax assets, primarily created by our historical net operating losses, or NOLs, are more likely than not to be realized. This evidence included forecasting future taxable income, the future reversal of temporary differences and tax planning strategies that would be employed to prevent our NOLs from expiring unutilized. As of December 31st, 2012, after analyzing all relevant evidence, including our recent historical trend of producing pre-tax income, we determined that it is more likely than not that we will utilize most of our NOLs in the future. As a result, the reversal of the valuation allowance resulted in our recognizing $60.7 million of income tax benefit and a corresponding net deferred tax asset on our balance sheet during the fourth quarter of 2012. Excluding this income tax benefit, our fourth quarter net loss would have been $4 million or negative $0.11 per share.

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Besides the four non-recurring impacts on adjusted EBITDA I spoke about, also affecting net income in the fourth quarter of 2012 were certain non-cash expenses and non-recurring items, including the following: $597,000 of non-cash employee stock compensation expense, resulting from the vesting of certain options, warrants and restrictive stock; $58,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously-announced acquisitions; $201,000 loss on the disposal of certain capital equipment; $1.1 million of amortization of deferred financing fees and discounts on issuance of debt related to our existing credit facilities and senior unsecured notes; $531,000 of non-capitalized expenses related to our refinancing completed on October 10th, 2012; $449,000 of non-recurring items included in other income loss, including legal settlements, purchase gains and certain impairments; and $736,000 fair gain from our interest rate swaps, net of the amortization of accumulated comprehensive loss existing prior to April 6th, 2010.

With regards to some specific income statement accounts, overall GAAP interest expense for the fourth quarter of 2012 was $12.9 million. This compares with GAAP interest expense in the fourth quarter of 2011 of $13.5 million. The decrease is mainly attributable to the expiration of our two interest rate swaps which expired in November of this—of last year. The expiration of the swaps will result in a cash and GAAP interest expense savings to us in 2013 of approximately $6 million. This additional cash flow will be used for debt repayment or attractive acquisitions in 2013.

For the fourth quarter of 2012, bad debt expense was 3.9% of our revenue compared with 3.8% for the fourth quarter of 2011. I’ll now discuss 2012 full year results.

For full year 2012, RadNet reported revenue and adjusted EBITDA of $673.1 million and $113.6 million, respectively. Revenue increased $65.6 million or 10.8% over 2011 and adjusted EBITDA decreased $1.9 million or 1.7% over 2011. For the year ended December 31st, 2012, as compared to 2011, MRI volume—aggregate volume increased 14.7%, CT volume increased 14.3% and PET/CT volume increased 12.2%. Overall volume, taking into account routine imaging exams, inclusive of X-ray, ultrasound, mammography and other exams, increased 10.5% for the 12 months of 2012 over 2011. In 2012, we performed 4,142,267 total procedures. The procedures were consistent with our multi-modality approach, whereby 77.1% of all the work we did by volume was from routine imaging. Our procedures in 2012 were as follows: 527,853 MRIs as compared with 460,473 MRIs in 2011; 395,446 CTs as compared with 345,864 CTs in 2011; 24,035 PET/CTs as compared to 21,427 PET/CTs in 2011; and 3,194,933 routine imagine exams versus 2,921,066 of all these exams in 2011.

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Net income for 2012 was $1.64 per share compared to net income of $0.19 per share in 2011 based upon weighted average number of diluted shares outstanding of 39.2 million and 38.8 million in 2012 and 2011, respectfully. Excluding the benefit to income tax expense recognized in the fourth quarter discussed earlier, our net income would have been $3.8 million or $0.10 per diluted share in 2012. Also affecting net income in 2012 were certain non-cash expenses and non-recurring items, including the following: a $2.8 million gain on the deconsolidation of a joint venture; $2.7 million of non-cash employee stock compensation expense resulting from the vesting of certain options, warrants and restricted stock; $736,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously-announced acquisitions; $456,000 loss on the disposal of certain capital equipment; $3.6 million of amortization of deferred financing fees and discounts on the issuance of debt related to our existing credit facilities and senior unsecured notes; $531,000 of non-capitalized expenses related to our refinancing transaction completed in October; $468,000 of non-recurring items included in other income or loss, including legal settlements, purchase gains and certain impairments; and $4.1 million fair value gain from our interest rate swaps net of amortization of accumulated comprehensive loss existing prior to April 6th, 2010.

With regards to some specific income statement accounts, overall GAAP interest expense in 2012 was $53.8 million. Adjusting for the non-cash impacts from items such as amortization of financing fees, losses or gains related to fair value adjustments on our interest rate hedges and accrued interest, cash interest expense was $47.8 million in 2012. This compares with GAAP interest expense in 2011 of $52.8 million and cash paid for interest of $47.3 million. For 2012, bad debt expense was 3.8% of our revenue compared with an overall blended rate of 3.7% for the full year of 2011.

With regards to our balance sheet, as of December 31st, 2012, unadjusted for bond and term loan discounts, we had $582 million of net debt, which is total debt less our cash balance, and we were drawn $33 million on our revolving credit facility of $101 million. This is an increase in our net debt of $25.7 million compared with December 31st, 2011. This increase was primarily due to borrowings we made under our revolving credit facility to purchase the West Coast Radiology and Lenox Hill operations during 2012 and fees and expenses related to our senior credit facility financing in October of 2012.

Since December 31st, 2011, accounts receivables remained fairly constant, increasing approximately $800,000 during 2012. Our net days sales outstanding, or DSOs, was 63.4 days at December 31st, 2012, fairly consistent with 62.6 days as of that date one year ago. Our accounts payable and accrued expenses increased by $2.8 million to $105.9 million at the end of 2012. Throughout 2012, we repaid $22.2 million of notes and leases payable, had cash capital expenditures, net of asset dispositions and sale of imaging centers, of $40.6 million.

I will now discuss how RadNet performed relative to our 2012 guidance which we released one year ago. Our 2012 revenue guidance was 660 to $700 million; our actual results were $673.1 million. Our adjusted EBITDA range was 120 to $130 million; our actual EBITDA was $113.6 million. Our capital expenditure range was 35—or cash capital expenditure range was 35 to $40 million; our actual results were $40.6 million. Our cash interest expense was 46 to $51 million; our actual results were $47.8 million. Our free cash flow generation guidance range was 30 to $40 million; our actual results were $25.2 million. Prior to the fourth quarter results, we were within or approaching all of these guidance levels. Unfortunately, the non-recurring impacts caused us to fail—fall short of our adjusted EBITDA and free cash flow guidance levels, metrics that are both interrelated.

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At this time, I’d like to review our 2013 fiscal year guidance levels, which we released this morning in our earnings press release. For our 2013 fiscal year, we announce the following guidance ranges: For revenue, 700 to $730 million; for adjusted EBITDA, 120 to $130 million; for capital expenditures, 35 to $40 million; for cash interest expense, 42 to $47 million; and for free cash flow generation, 35 to $45 million.

As reflected in our 2013 guidance, we are optimistic about this year. Our 2013 guidance includes benefits we anticipate realizing from the following: First, the acquisition of Lenox Hill Radiology completed on December 31st, 2012; second, the full year contribution of West Coast Radiology, which was purchased on April 1st of 2012; third, increases in private payor contracts we renegotiated towards the end of 2012; fourth, cost savings and efficiencies we will recognize from our voice recognition, RIS and PACS integrations; fifth, contribution from initiatives with the Barnabas Health System in New Jersey; and sixth, savings from the renegotiation of certain purchasing contracts. Partial mitigants to these benefits also incorporated into our guidance calculations include certain negative pricing changes within the 2013 Medicare fee schedule released in November of last year and projected effects of sequestration.

While the midpoint of our guidance assumes little organic growth in our core business during 2013, small increases in our same-center metrics could provide upside to our guidance levels.

I’d now like to turn the call back over to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger: Thank you, Mark. In summary, we remain optimistic and energized about the path ahead. While our industry will remain under volume and pricing pressure, opportunities will continue to present themselves for us to expand our business, make our operations more efficient and consolidate our regional markets. Imaging will continue to be an indispensable part of the healthcare delivery system. Non-hospital outpatient imaging will always be delivered more cost effectively and conveniently than the offerings of hospitals, who lack the domain expertise, management breadth and operating culture necessary for outpatient success. Like with the Barnabas Health and our numerous other hospital partnerships on the east coast, we believe that more and more health systems will look to us as a partner, not a competitor.

Finally, having refinanced the senior portion of our capital structure in October of last year, we have the financial flexibility and access to capital to execute our plan. We’ve enjoyed excellent relationships with our lenders, who have continued to support the capital needs and growth plans of our business. RadNet’s access to capital has been a major advantage relative to the rest of the industry, which remains fragmented and comprised of individual and small group operators.

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At the same time that capital has been available to us, industry pressures have driven acquisition multiples to historic lows. We continue to execute transactions at the 3 to 4 times EBITDA multiples which we have previously announced. In the face of all the industry pressures we discussed this morning, the power of RadNet’s model has shone through. As more industry players fall on difficult times, we will continue to distance and distinguish ourselves within the diagnostic imaging marketplace.

Operator, we are now ready for the acquisition—excuse me, for the acquisition—for the question and answer portion of the call, or acquisitions if they come up at the same time. Thank you.

Operator: Thank you, Doctor. For the audience, if you have a question or a comment today, please press star, then one on your touchtone phone. For those of you joining us today using a speakerphone, please make sure your mute button is turned off to allow your signal to reach our equipment. Again, if you have a question for today’s speakers, please press star, then one on your touchtone phone.

We’ll go first to Brian Tanquilut of Jefferies.

Brian Tanquilut: Hey, good morning, guys. Dr. Berger, since you started with acquisitions, I’ll go right there. So, you know, some…

Dr. Howard Berger: Somehow, I knew you might (inaudible).

Brian Tanquilut: So, you know, good acquisition of Lenox Hill. How should we think about your strategy today on acquisitions? Because I know, you know, two years ago, you—the goal was to basically cover the eastern seaboard, and it seems like you’re there now, so as we think about acquisitions, would you start considering going to new markets, or would it be identification in the—and still within the east and the west coast? I mean, how should I think about that?

Dr. Howard Berger: Thanks, Brian. You know, there’s plenty of opportunities within the existing markets that we currently operate in and won’t be a shortage of opportunities for us to continue to avail ourselves of our primary strategy, and that is to, you know, bulk up—or continue to bulk up in the existing marketplaces. It would really take an unusually attractive or opportunistic acquisition for us to look outside of the core six markets or states that we’re in right now. And so I think you can expect us to continue to focus primarily on those markets with both new opportunities with some of the payors that we’re speaking with that might have needs for us to provide for access or acquisitions that are continuing to be calling in for us to evaluate.

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Mark Stolper: The one exception I will add is that we would go into a new market if there were a unique opportunity with a hospital or a health system in that. You know, we found that when you partner with hospitals or health systems who have a significant presence, (inaudible) or leverage with payors in a particular market, our strategy of, you know, geographic concentration, multi-modality approach on the outpatient center business is not quite as important because you can get some of that leverage with a strong, powerful, local hospital or health system. So we have, at times, entertained and had discussions with big health systems and hospitals outside of our geographic markets and would consider doing that in the future.

Brian Tanquilut: And, Mark, to follow up with that, I mean a lot of the hospitals have been buying physician practices, so—in the last couple of years, so are you seeing that as an opportunity that’s opening up, or is it already accruing to you guys? Or is that a potential threat for those hospital systems that have their own imaging facilities in your markets?

Dr. Howard Berger: Well, we are seeing that in a number of our markets, Brian, and I think it’s a double-edged sword, if you will. On the one hand, when these hospitals buy up medical practices, they do attempt to drive as much of that imaging into their hospital systems as possible, of course, raising an interesting concern about self-referral, which I won’t get into too deeply here, but nonetheless, I find it a little bit perverse in some respects. But the number of referring physicians and the amount of imaging that’s done out there cannot be managed by hospital systems’ imaging departments, so while it may, in any individual situation, impact RadNet or, you know, the other competitors in our marketplace, we don’t look at it as enough of a threat to be concerned about. Actually, the double-edged side of that sword which is beneficial is that, again, it affects our competitors, makes them more vulnerable and potentially better targets for us. So I think that that specter, which is being seen primarily on the east coast more so than in California, is something that can ultimately have benefit.

But I do want to underscore something very important that I do speak to people about when these topics come up. The amount of imaging done on an outpatient basis roughly, for a metric, is about one imaging procedure per person in the United States, so there’s somewhere in the neighborhood of perhaps as much as 325 to 350 million procedures done annually for—in the U.S. market. RadNet is in the states that have about 25% of the population, so the amount of imaging that we’re currently doing relative to the total available is still very, very small, and again, that amount of business is impossible to be absorbed by hospital health systems. So they will always look to the outpatient sector to have the access and convenience for patients, which has really become the standard in the industry here. So in a way, you could say that the hospitals that buy physician practices and fill more of their capacity with that may, in fact, push out other people who want better access and may look at the hospitals as a threat to the practices that aren’t purchased and want to move away from hospital systems themselves.

So, like always, I tend to look at the positives of what’s going on in the industry that’s beneficial for RadNet.

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Brian Tanquilut: Okay. And then the last question for me, Howard, you know, the industry seems to have been under a lot of reimbursement pressure for—going back really to 2006 with the DRA. I mean, as one of the leaders of the industry, I mean what is the imaging sector doing to fight off incremental rate cuts? Because it seems like you’re just getting—you know, you’re getting punches every year.

Dr. Howard Berger: Well, I think the punches are coming, you know, primarily out of Washington as they continue to target imaging as a place, you know, to get savings from. Unfortunately, many of the payors out there that tend to follow Medicare pass, you know, those cuts on to the imaging providers. What we’re doing, somewhat uniquely I believe, in our strategy is actually uncoupling the Medicare payment system with the private payors and going in and renegotiating pricing. As Mark mentioned in his remarks, we were particularly successful with that in the Maryland marketplace, which, for the first time, actually resulted in substantial increases in the reimbursement that we got from the major payors in Maryland who recognize the importance of the RadNet presence in that marketplace, as well as the need for outpatient imaging to long-term survive and provide the access that’s necessary.

So while I continue to see these punches and these issues being faced throughout the imaging industry, Brian, I think the RadNet model is the only one that can sustain, you know, some kind of successful strategy to fight this and, ultimately, the pendulum will swing the other way. As capacity is wrung out of the system and there are fewer points of access, eventually the reimbursement hits will have to be reversed; otherwise, there will be an enormous shortage in the way of imaging equipment and access and we could wind up with a system not unlike what goes on in Canada, where if you want a routine MRI today, there is about a six-month wait before you can get one in any one of the Canadian provinces. So I believe that our model, again, speaks to—and strategy speak to this, and while it will provide tough times, for us, it’s far more severe for the smaller operators that don’t have the resources to, you know, withstand these continual punches and declining reimbursement.

Brian Tanquilut: Got it. Thanks, Howard. Thanks, Mark.

Dr. Howard Berger: Thanks, Brian.

Mark Stolper: Thank you.

Operator: Up next from Deutsche Bank, we’ll hear from Darren Lehrich.

Darren Lehrich: Thanks. Hi, everybody. So just a few things here. I wanted to first ask about some of your managed care payor relationships and be curious just to get your thoughts on where you think you are, if you’re moving in a direction where you may start to have some, you know, real steerage or, I don’t know, maybe even some exclusive arrangements with payors? Just trying to understand, you know, where you are in the evolution of managed care, looking at you as a, you know, bigger partner in helping them manage, you know, their outpatient imaging trend.

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Dr. Howard Berger: Good question, Darren. Good morning. The process of those conversations are a function, really, of two things. Number one, how large and how important is RadNet in any given market; and then how much do the payors really want to start looking at different models, other than perhaps traditional fee-for-service, as a way to try to handle the costs, the rising costs of healthcare. In most of the markets that we’re in on the east coast now – and I’m talking about Maryland, Delaware, New Jersey and more recently, obviously, the New York marketplace – we are starting to get a lot of traction in our conversations; and I think that the long-term prospect, particularly, for example, in a state like New Jersey where we partner with the major health system, Barnabas, in New Jersey, these kind of conversations will take more and more substance as I think the market shrinks from the number of providers and somebody like RadNet emerges as a company that not only is willing to look at different models that perhaps take risk on, like we do here in California, but have the—has the financial resources and internal management to take those kind of challenges on.

I think that something like the RadNet model is absolutely critical to the evolving changes in healthcare that people talk about almost on a daily basis, whether you’re talking about ACOs, accountable care organizations, or some other provider networks that go in and try to manage the healthcare of a group or a population based on different metrics, such as outcomes and managing it on a—perhaps even a disease management basis. So we are having some of those discussions. I would say that they’re very early on in the—in consideration, but I think, ultimately, things like capitation, disease management, risk sharing are inevitable, not just in imaging but in healthcare, and it will take imaging providers of size, both in terms of their financial resources and their access points to be a serious player and consideration in these revised paradigms.

Darren Lehrich: Okay, that’s really helpful. A few other things here. First, I just want to understand a little bit more the, you know, the salary increase that you, I guess, front loaded here in the fourth quarter. Can you help us just think about what part of your labor cost structure you’ve, I guess, brought forward, that expense, and then, you know, did you, in fact, eliminate merit increases for 2013 because of the Medicare pressures for, you know, a population of your employees? Just help us think through that action, please.

Dr. Howard Berger: Okay. Well, part of our decision-making towards the end of the year had not so much to do with our forecasting for 2013 or Medicare but really had more to do with the tax law changes that we were seeing. So in answer to one part of your question, there were no merit increases in base salary composition—compensation, I should say, for 2013, and what we did in order to benefit some of the employees and the management team was accelerate what might have otherwise been some of those increases into 2012 so that there would be a more favorable tax treatment on it.

Darren Lehrich: Okay. That’s helpful. And then just I wanted to ask Mark just about free cash flow. You know, are you guys still seeing consolidation and debt reduction as the best use of capital at this point? Anything change there?

Mark Stolper: Well, I think the answer is—has to be we need to be somewhat opportunistic as to what is the best and most efficient use of our cash flow so that, in the absence of the opportunities to go out and consolidate attractive, you know, acquisition targets in our markets that can be bought in the 3 to 4 times range, what we would do with our free cash flow is to repay debt. I think that what we’re seeing in our pipeline with respect to acquisitions is that, you know, there are numerous smaller transactions out there that we look at and that germinate from our operations teams out in the field that, you know, we’ll take action on this year, but there aren’t any—or significantly large transactions here that would be taking up a lot of our capital. So that I think, you know, we’re seeing for 2013, as of today, a more balanced approach to our free cash flow, dividing it between debt paydown and acquisitions.

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Now, having said that, the caveat here is that, you know, our acquisition queue changes on a daily basis. Sometimes acquisitions fall out, you know, and then other days, we get a phone call that—you know, of an opportunity that is of size. So sitting here today, we think it’s a balanced approach but, you know, that can change. And the one other thing I’ll add is that when we look at these acquisitions, part of the reason why our target is at 3 to 4 times EBITDA is because we not only want this to be accretive to the equity, because on a trailing basis, we’re trading at about 5.5 times trailing EBITDA, but we also want it to be deleveraging. And so we feel a combination of actual debt paydown, as well as continuing to acquire and consolidate these small operations, both will provide the objective of deleveraging.

Darren Lehrich: Yes, and a lot less than 5.5 times if you include the NOLs, now that it’s obtainable based on the tax accounting here, I might add. But the last thing, just, Howard, sort of a left field question here, but you know, we noted a transaction in the CRO diagnostic space and I’m just curious if you can update us briefly on just the CRO capabilities I think you had talked about maybe a year, year and a half ago?

Dr. Howard Berger: I guess I’m (ph) not a CRO…

Darren Lehrich: Well, you…

Dr. Howard Berger: Opportunity that…

Darren Lehrich: You had, I think, been developing a network for imaging capabilities for clinical research, and I’m not sure if that ever…

Dr. Howard Berger: Right (cross talking).

Darren Lehrich: Got fully off the ground or where it is, but you know, we did see a transaction that was, you know, a pretty hefty valuation on that very type of business.

Dr. Howard Berger: No, I’m not familiar with the transaction that you’re talking about, Darren, but internally in RadNet, we did launch two, actually three research projects last year, one related to Alzheimer’s disease testing, using a new PET isotope; another related to contrast enhanced mammography to evaluate breast cancer; and a third related to various BreastLink initiatives that look at different—or new chemotherapy regimens. So that is an active part of the business, which started to take root in late 2012 and which will provide, you know, nice additional revenue and visibility for what RadNet’s doing. I would not really categorize what we’re doing as being able to evolve these various research programs into a CRO, but you know, clearly, that is something that we’re constantly looking, both that RadNet can do itself uniquely because of the ownership of imaging centers, as well as potential partnering with other CROs to help manage, I think far more effectively, the imaging component of their needs in evaluation of other drugs. But I think that represents good upside opportunity for RadNet, but it’s still somewhat in the early stages of development.

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Darren Lehrich: Fair enough. Okay. Thanks, guys.

Operator: Up next, we’ll hear from Miles Highsmith of RBC Capital Markets.

Miles Highsmith: Hi, good morning, guys. Just a couple of others for me. Would it be fair to say that you’re continuing to not lose market share? I know you gave some California volume stats. I’m wondering if you can give us maybe volume ex-hurricane and holidays or something of that nature.

Mark Stolper: Yes, I don’t think our decline in the fourth quarter in volumes, either on an aggregate basis or a same-center basis, has anything to do with market share. We’ve said throughout 2012 that actually we believed we were picking up market share because everything that we had heard in our regions and everything that we had seen when we did due diligence on the acquisition targets in our regions showed declining volumes in 2012, where, you know, up until the fourth quarter, our same-center and our aggregate volumes were either flat to growing. So from a market share perspective, if anything, we think we’re picking up market share. I think 2000—the—you can’t look at the volumes of 2000—of the fourth quarter of 2012 and glean any trend from that. As you said, when we separated out the volumes of the northeastern operations which were affected by Hurricane Sandy and looked at our west coast volumes in the fourth quarter of 2012, our volumes were actually up over 5%. A fair amount of that was same-center volume because we really didn’t—other than the West Coast acquisition, we didn’t have other acquisitions in 2012 relative to 2011.

So I think the consolidation we’re seeing in the markets, the pressures that the industry has on it, including utilization pressures as well as pricing pressures, has not only decreased the overall pie but has put a lot of pressure on small mom-and-pops, many of whom are contracting or going out of business, and if anything, this has helped us gain some market share over the last three years during this very difficult broader economy. So I think we see this trend continuing in 2013 and beyond, where the industry is going through a transition of small mom-and-pop fragmentation to more scale operators and professional operators like ourselves, and in our markets at least, we think we’re in the forefront of that change and that transition.

Miles Highsmith: Okay, great. And then just wanted to touch on the Medicare fees quickly to make sure we’re thinking about this correctly. (Inaudible) sequester small impact for you guys starting here. I think we have the year four of the PD RVU (ph) changes started in 2010, and I think you’ve quantified the impact of that in the past. And then I guess the American Taxpayer Act is going to put the utilization rate at 90%. Have you quantified that, and did I mess anything up in my assessment of the Medicare fees for 2013?

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Mark Stolper: No. Let me just reiterate what we said in the past and give you a little bit more information. We quantified last year that the impact in 2013 from the changes in the Medicare fee schedule, which was released, you know, as its Final Rule in November, was going to be a 7 to $8 million impact to RadNet in 2013. The sequestration adds another 2% impact on our Medicare business and any contracts that might be tied to Medicare, which we are estimating to be another 3 million or so impact in 2013. Beyond 2013, the only thing that we do know is that the—as you said, the utilization rate is going to increase from 75% to 90%, which—and for those who are not familiar with it, the utilization variable is one of many variables in the practice expense portion of the RVU, or relative value unit, calculation which determines Medicare reimbursement, and the impact of that will be another several million dollars for 2014.

Having said that, all bets are off because we don’t know—in June and July of 2013, Medicare will come out with its proposal for comments dictating 2014 reimbursement, and then at the end of 2013, in November, they’ll come out with their final rule. Often what happens, or at least what’s happened over the last three years, Medicare makes many other changes to the RVU calculations and the RVU table such that no one can bet that that several million dollar impact from that utilization rate going from 75 to 90% will be the only impact we’ll feel in 2014. There might be mitigating factors which make the impact less than the 3 or $4 million we think it’s going to be, and there may be other changes that could increase that. So, you know, that’s one of the fun things about being in this business; we’ll—you know, we don’t know until we see the Medicare fee schedule, and that’s also why we’ve been working extremely hard, as Dr. Berger mentioned earlier, in all of our regions to try to unbundle or unlink our private payor contracts from the Medicare fee schedule or from floating with the Medicare fee schedule, and we’ve been very successful in doing that; and you know, we should start seeing a bifurcation of how we get reimbursed from the private payors versus where we’re getting reimbursed with Medicare.

Miles Highsmith: Okay, thanks. And last one for me, if I just think about, you know, 2013 versus 2012 as it relates to your guidance, you know, I think Howard made a comment that commercial should largely make up the Medicare pressure in 2013, and you’ve got some acquisitions, especially in New York, that’ll be fully reflected in ’13 and not in 2012. Core market share seems to not be going down; might even potentially go up and you have kind of a weak comp from Q4 ’12 on the weather side. Then the guidance is kind of flat in 2013. Is there—is it reasonable to say there might be a slight bit of conservatism associated with it, or it’s just too early to tell at this point, or are there some maybe other negatives that Mark mentioned that I should be thinking about? Thanks.

Mark Stolper: Well, I think there is some conservatism in the guidance, I mean particularly because, you know, we missed the EBITDA guidance for 2012 with, you know, this fourth quarter, which we could not have predicted, you know, sitting here earlier in 2012 would ever happen, so we’re trying to give ourselves some leeway if, you know, there should be non-recurring events next year that we don’t—we can’t predict right now. But also, it is showing some growth from where we ended up the year of 113 and change million of EBITDA going to somewhere between 120 and 130, but we wanted to be very conservative with respect to any assumptions we made about same-center growth. Same-center growth has been very challenging over the last three years and we didn’t want to assume that the economy was suddenly going to turn around or that utilization of healthcare services in general was going to increase in 2013. So our guidance assumes very flat same-center volumes in 2013, and I think that if they’re—if we start comping positively relative to 2012 on a same-center basis, it could provide some upside in our guidance.

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Miles Highsmith: Okay. Thank you very much.

Operator: And our final question today comes from Deutsche Bank’s Henry Reukauf.

Henry Reukauf: Good morning, guys. Just some guidance questions, I guess, and this is just sort of a follow-up to Miles’ questions. So if we think about the year in your guidance, it’s sort of the headwinds from reimbursement in total are 10 to $11 million. Where is kind of—where are you seeing the price, I guess, on the HMO side of the business?

Mark Stolper: Pricing has been somewhat flat, with the exception of, you know, some significant pricing concessions or increases that we received from the—from several east coast payors, especially of those where we’ve been successful in renegotiating the rates on the CT bundling issue, the CT of the abdomen and pelvis. But outside of those increases, we’ve seen—we’ve been—we’ve seen flat to slightly declining reimbursement in either markets. So, you know, overall we’ve internally felt here that if we can get—if we can accomplish stable pricing or flat pricing year-over-year with the private payors, we’ve done pretty well and we’ve utilized our leverage. Now having said that, the big part of our strategy here is to continue to consolidate our regional marketplaces and become indispensable to the private payors so that we have a strong leverage position at the table when negotiating for fair and stable long-term pricing. We—I think we’ve accomplished that in certain markets such as Maryland. I think we’ll accomplish that pretty quickly here in New Jersey with our partnership with Barnabas Health to—is, you know, a—has very large presence, or is the largest health system in northern and central New Jersey. I think we’ve got a ways to go in other markets where we currently operate.

So I think that, you know, going forward, our outlook on Medicare pricing is that we think there’s going to be continued pricing pressure on the Medicare side of the business, you know, given all of the things that we and all of us hear out of Washington is that things aren’t getting any better and there’s going to continue to be budget cuts and some of that’s going to have to come out of Medicare and imaging is, you know, a—not a non-material piece of the Medicare or the healthcare spend. So we think that there will be continued pricing pressure on the Medicare side. What we’re trying to do with our strategy is to get the leverage that we need in our markets on the private payor side so that we can have stable pricing. But to answer your question, you know, directly, in 2013, we’ve assumed flat pricing on the private pay side.

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Henry Reukauf: Okay. So generally, the same-store volume is flat. The pricing’s going to be relatively flat on the commercial side and then you’ll have the 10 to 11 headwinds on the Medicare side. In the guidance—and I’m assuming that’s correct. If it’s not (cross talking).

Mark Stolper: Yes, with the exception of some private payor price increases that we got on the east coast that we talked about.

Henry Reukauf: But not really materially moving the needle.

Mark Stolper: Well, it will materially move the needle in mitigating the Medicare impact for 2013.

Henry Reukauf: Okay, so those particular pricing increases basically cover the 10 to $11 million decline that you kind of cited?

Mark Stolper: Yes.

Henry Reukauf: Yes. Okay. And then in the EBITDA calculation, you know, with Lenox Hill, I’m thinking that’s about $10 million of EBITDA. Should that—you know, what’s built into the guidance in terms of kind of a pro forma EBITDA coming from acquisitions?

Mark Stolper: Yes, I mean we—when we announce acquisitions, we talk about the revenue associated with those acquisitions and we talk generally about margins. As you remember, you know, many of the acquisitions that we do are situations where the assets are underperforming and we, you know, have a very short-term plan to turn those assets around and the layer the RadNet cost structure on top of those acquisitions. Lenox Hill was not one of those types of acquisitions. Lenox Hill was performing fairly nicely and we believe that it’ll continue to perform well in 2013. Most of the other acquisitions though, you know, such as the CML acquisition we did at the—in—at the end of 2011 were turnaround situations. So you can assume with—for our guidance that, for 2013, that the acquisitions that we have layered in there, such as Lenox Hill, the EBITDA contribution of those will be similar to the overall EBITDA margin of the entire Company.

Henry Reukauf: So it sounds like another, at least another 10 million—at least $10 million of kind of layered in acquisition EBITDA, with a—you know, just for Lenox Hill alone with the $40 million purchase price than, say, a 3 to 4 times acquisition, or maybe that was a little bit more. Is that (cross talking)?

Mark Stolper: Yes, your number’s a little high for Lenox Hill.

Henry Reukauf: Okay. All right. And then cost savings, just what do you kind of think for cost savings for 2013? You mentioned a bunch of initiatives that seem like they’re coming into play. How much are they supposed to help you for the year?

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Dr. Howard Berger: Well, I think that’s where we’re probably being a little bit conservative or hedging a little bit on this, Henry. Many of the cost initiatives that relate primarily, let’s say, to IT, meaningful use and some purchasing opportunities that we have to reduce cost are currently underway and the impact of those throughout the year will vary depending upon when they get fully implemented. The range we’re looking at on these is rather substantial and how much of that actually is realized in 2013, again, depends upon when they actually get implemented. By 2014, we should be able to give better guidance in the 2014 fiscal year as to what the impact of these actually will be when we have the hindsight benefit of seeing what they would be on a full year basis.

Mark Stolper: Part of the (cross talking).

Henry Reukauf: (Cross talking).

Mark Stolper: Part of the conservatism with the IT is that it’s—the amount of savings that we’ll achieve in 2013 also is highly dependent upon the rollout schedule of the RIS and the PACS and the voice recognition, and should the rollout schedule slip, you know, it’s—we’ll achieve fewer savings in 2013. We’ll still have the same savings in 2014. Should it be accelerated, we’ll get more of that savings in 2013. So it’s—you know, a part of it is determined by how quickly we can integrate these products, and although we have a schedule, schedules, particularly with IT projects, tend to change.

Henry Reukauf: But if—just in total, you know, if it—say it all just got implemented at the end of 2013, what would the—what was the range of savings, I guess, that you would anticipate getting from all these initiatives in total?

Mark Stolper: Yes…

Henry Reukauf: Independent of when—how they roll in.

Mark Stolper: I think it’s fair to say that, you know, we think, conservatively, there’s 5 to $10 million of additional EBITDA that we can achieve when all of these systems are in place and fully operational.

Henry Reukauf: Okay. And just the last one, meaningful use, is that a—is that going to be a material amount for you guys, or is it just—I—do you have a range on it, I guess, and is it this year or next?

Dr. Howard Berger: Again, that’s another one of those, Henry, where we’ve analyzed it and it depends upon, you know, when the radiologists qualify. The range of that potential benefit to the Company is 10 to $12 million but it’ll depend upon when the radiologists qualify because, to the extent that they don’t qualify by October of this year, it does drop down and that would be then the lower range of our expectations of $10 million. The other side of that though is that doesn’t get paid out all at one time. There’s a schedule of how the meaningful use payments are allocated over about a four-year period of time and for RadNet, it wouldn’t be—it would probably roll out even—relatively evenly over that period. So if we get the lower end of that range, of 10 million, it’d be about $2.5 million a year for the next four years.

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Henry Reukauf: Next four years, and that’s separate from the 5 to 10 million of kind of savings from the IT systems that you (cross talking).

Dr. Howard Berger: Yes.

Mark Stolper: Correct.

Dr. Howard Berger: Yes. Mm-hmm, yes.

Henry Reukauf: All right. Thanks very much.

Dr. Howard Berger: Thank you, Henry.

Operator: And it appears that is all the time we have for questions. I would like to turn the conference back over to our speakers for closing remarks.

Dr. Howard Berger: Okay. Well, thank you again for joining us. I look forward to our next closed (ph) call for the first quarter of 2013, and I appreciate all of you dedicating a part of your day to listen to Mark and I. Thank you.

Operator: Thank you. And again, that does conclude today’s conference. We thank you all for joining us.

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